UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, OH 44131

April 6, 2015

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Friday, May 15, 2015, at 8:00 a.m. EDT, at Park Center Plaza III located at 6050 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2015

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 15, 2015, at 8:00 a.m. EDT, at Park Center Plaza III located at 6050 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect four of a class of four Directors, who are named in the Proxy Statement, to the Board of Directors of CBIZ, Inc. with one Director’s term expiring at the Annual Meeting in 2017, and the remaining three Directors’ terms expiring at the Annual Meeting in 2018;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 20, 2015 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2014 Annual Report are being distributed on or about April 6, 2015.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2015:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SIGN AND DATE THE ENCLOSED PROXY

AND RETURN IT IN THE ACCOMPANYING ENVELOPE,

OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 15, 2015, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 6, 2015.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed on the enclosed proxy card, in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone.

Directors Rick L. Burdick and Benaree Pratt Wiley are designated as proxy holders in the proxy card. If no instructions are specified in a proxy returned to CBIZ, they will vote for the election as directors of Michael H. DeGroote, Todd J. Slotkin, Gina D. France, and Sherrill W. Hudson, who have been nominated by the Board of Directors. They will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 20, 2015 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 49,274,129 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, or Proposal No. 3, to conduct an advisory vote to approve named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, and the election of each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of nine members, with four members’ terms expiring at this Annual Meeting. Two of the directors whose terms are expiring were appointed to the Board on February 11, 2015. On that date the Board expanded its number of director seats from seven to nine for the purpose of adding additional independent directors to the Board. Following a vetting process undertaken by the Nominating and Governance Committee, Gina D. France and Sherrill W. Hudson were nominated to fill the newly-created board seats. The full Board accepted the nominations and unanimously appointed Ms. France and Mr. Hudson to the Board, on condition that they stand for election at the 2015 Annual Meeting. The remaining two members with terms expiring at the 2015 Annual Meeting, Michael H. DeGroote and Todd J. Slotkin, have been nominated for reelection by the Nominating and Governance Committee.

If elected at the Annual Meeting, three of the nominees listed below will serve until the Annual Meeting of Stockholders in 2018, and one will serve until the Annual Meeting of Stockholders in 2017, or until their successors are duly elected and qualified. The differences in term are being adopted in order to maintain equal numbers within each of the three classes of directors, as required by Article Six of the Company’s Amended and Restated Certificate of Incorporation. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Michael H. DeGroote	54	2006	2018
Gina D. France	56	2015	2018
Sherrill W. Hudson	71	2015	2017
Todd J. Slotkin	62	2003	2018

Directors Whose Terms Continue
Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	63	1997	2016
Joseph S. DiMartino	71	1997	2017
Steven L. Gerard	69	2000	2016
Donald V. Weir	73	2003	2017
Benaree Pratt Wiley	68	2008	2016

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Committees of the Board of Directors”, p. 10, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November, 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury International, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation, and previously served on the Board of Directors of Progressive Waste Solutions Ltd. He also served on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with the largest single stockholder of Company stock fosters a consistent focus on attaining and improving stockholder value.

Gina D. France was appointed to the CBIZ Board in February, 2015. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and CEO since 2003. Ms. France has over 30 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Partner with Ernst & Young, LLP and directed the Firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. Ms. France serves on the boards of FirstMerit Corporation and Cedar Fair, L.P. and has previously served on the board of Dawn Food Products, Inc.

Ms. France is qualified to serve on the board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies.

Sherrill W. Hudson was appointed to the CBIZ Board in February, 2015. Mr. Hudson is Chairman of the Board of TECO Energy, Inc. and has been a member of its board since January 2003. He was executive chairman from August 2010 to December 2012, after having served as Chairman and CEO since July 2004. Mr. Hudson also serves on the boards of Publix Super Markets, Lennar Corporation and United Insurance Holdings Corporation. Mr. Hudson retired from Deloitte & Touche, LLP (“Deloitte”) in August 2002, after 37 years of service.

The experience gained by Mr. Hudson in his career at Deloitte gives him a broad subject-matter expertise in one of the Company’s principal lines of business. This background will be invaluable to the operational and strategic development of the Financial Services division. Mr. Hudson’s role in senior management of one public company, as well as his membership on the boards of several others, will help effectively apply his financial services experience to matters at the highest policy levels.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin is the Managing Director and Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin is also an independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held during the period 2007-2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012, and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007 Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the EVP and CFO of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was also the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a Director and co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters.

Remaining Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

In his firm management role at Akin Gump, Mr. Burdick has gained extensive knowledge regarding the strategic operation of a national professional services organization. He has broad transactional experience as both a director and legal representative of large public and multinational companies, and maintains a complex practice involving regulatory and financial reporting issues.

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Boards of the funds in The Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino formerly served on the Boards of SunAir Services Corp., LEVCOR International, Inc., The Newark Group and the Muscular Dystrophy Association.

Mr. DiMartino’s service as a chairman, director and president of several significant public and New York Stock Exchange (“NYSE”) listed companies provides CBIZ with a wealth of strategic and operating experience. The Company regularly draws on his leadership skills and experience in his role as the Chairman of the Compensation Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Steven L. Gerard was elected by the Board to serve as its Chairman in October, 2002. He was appointed Chief Executive Officer and Director in October, 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions.

Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the boards of directors of Lennar Corporation, Joy Global, Inc., and Las Vegas Sands Corporation.

Mr. Gerard has significant board-level experience with five other public companies, including three NYSE-listed entities, in addition to his current membership on the boards of Lennar Corporation, Joy Global, Inc., and Las Vegas Sands Corporation. He has served on the audit and compensation committees of several of these public companies, and has been recognized as a “financial expert” by at least one. Mr. Gerard has broad experience in operations, finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. (“SMHG”) and has been with SMHG for the past thirteen years. Prior to this, Mr. Weir was CFO and director of publicly-held Deeptech International Inc. and two of its subsidiaries, Tatham Offshore, Inc. and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

As a director, chief financial officer, treasurer and controller of various public and privately-held companies, Mr. Weir has the depth of knowledge and experience needed to serve as a director of a public company with such diverse holdings and operations as CBIZ. His financial and accounting expertise, as well as his strategic and operational experience, properly qualifies him to act as the Chairman of the Company’s Audit Committee.

Benaree Pratt Wiley was appointed as an independent Director of CBIZ in May 2008. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the boards of The Dreyfus Family of Funds and Blue Cross and Blue Shield of Massachusetts. Her civic activities include serving on the boards of The Boston Foundation, the Efficacy Institute, Howard University, and Dress for Success Boston.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during the Company’s 2013 and 2014 fiscal years can be found after the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3 (Item 3 on Proxy Card)

Pursuant to the Dodd-Frank Act and resulting Securities and Exchange Commission (“SEC”) rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Board of Directors has carefully considered the voting results at the 2011 Annual Meeting regarding timing of these advisory votes, which indicated that an annual vote should be taken in accordance with the recommendations of the Compensation Committee, the Nominating and Governance Committee and the full Board. Therefore, the Company has determined that the stockholders should consider this issue on an annual basis. Accordingly, the Company is again providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers, as disclosed in this proxy statement. The next scheduled advisory vote on executive officer compensation is at CBIZ’s 2016 Annual Meeting of Stockholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term stockholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2014 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Company recommends that its stockholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, nor will it overrule any prior decision or require the Board or Compensation Committee to take any action. However, the Board and the Compensation Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation Committee is based in part upon the vote of stockholders at the Company’s 2014 Annual Meeting, in which our stockholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual stockholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets”. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 20, 2015, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain between two and three multiples of base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
FMR LLC.	7,398,420	[3]	15.0%
Burgundy Asset Management Ltd.	4,784,635	[4]	9.7%
Whitebox Advisors, LLC	4,274,035	[5]	8.0%[6]
Lombardia Capital Partners LLC	3,521,703	[7]	7.2%
Cardinal Capital Management LLC	3,354,657	[8]	6.8%
Dimensional Fund Advisors LP	3,107,709	[9]	6.3%
First Manhattan Co.	3,043,966	[10]	6.2%
Skyline Asset Management LP.	2,928,575	[11]	5.9%
Silvercrest Asset Management Group LLC.	2,640,383	[12]	5.4%
Blackrock, Inc.	2,546,836	[13]	5.2%
Steven L. Gerard	1,472,008	[14]	3.0%
Rick L. Burdick	141,018	[15]	*
Michael H. DeGroote	197,793	[16]	*
Joseph S. DiMartino	53,793	[17]	*
Gina D. France	66,753	[18]	*
Sherrill W. Hudson	71,793	[19]	*
Todd J. Slotkin	51,793	[20]	*
Donald V. Weir	78,373	[21]	*
Benaree Pratt Wiley	71,793	[22]	*
Jerome P. Grisko, Jr.	903,275	[23]	1.8%
Ware Grove	497,156	[24]	1.0%
Robert O’Byrne	542,414	[25]	1.1%
Chris Spurio	256,791	[26]	*
All directors and executive officers as a group (13 persons)	4,404,753		8.9%
Total Shares Outstanding on March 20, 2015: 49,274,129

* Represents	less than 1% of total number of outstanding shares.

(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131 and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officer named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 20, 2015, the Record Date for the 2015 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 13, 2015, by FMR LLC and Edward C. Johnson 3d, Abigail P. Johnson, and Fidelity Series Intrinsic Opportunities. According to the report, FMR LLC, as a parent holding company, beneficially owns 7,398,420 shares. FMR LLC has sole voting power with respect to 1,812,820 shares and sole investment power with respect to 7,398,420 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 11, 2015 by Burgundy Asset Management Ltd. According to the report, Burgundy Asset Management Ltd., acting as an investment advisor, beneficially owns 4,784,635 shares, has sole voting power with respect to 3,147,244 shares and sole investment power with respect to 4,784,635 shares. The address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 12, 2015, by Whitebox Advisors, LLC. According to the report, Whitebox Advisors, LLC, acting as an investment adviser, beneficially owns 4,274,035 shares, has shared voting power with respect to 4,274,035 shares and shared investment power with respect to 4,274,035 shares. Whitebox Advisors, LLC is deemed to beneficially own the shares held by each of the funds advised by it as a result of their ownership of the Company’s 4.875% Convertible Senior Subordinated Notes due 2015 (“Notes”). The address of Whitebox Advisors, LLC is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.

(6)

Percentage assumes that the 4,274,035 shares that Whitebox Advisors, LLC states they are deemed to beneficially own, as referenced in preceding footnote 5, are included in the Total Shares Outstanding as of March 20, 2015. The 4,274,035 shares referenced by Whitebox Advisors, LLC were not included in the stated number of Total Shares Outstanding as of March 20, 2015, because they were not issued and outstanding on that date, and the Company has the option to repurchase, settle or retire its Notes in cash, without the issuance of additional shares.

(7)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 3, 2015, by Lombardia Capital Partners LLC. According to the report, Lombardia Capital Partners LLC, acting as an investment adviser, beneficially owns 3,521,703 shares, has sole voting power with respect to 2,248,190 shares and sole investment power with respect to 3,521,703 shares. The address of Lombardia Capital Partners LLC is 55 South Lake Avenue, Suite 750, Pasadena, California 91101.

(8)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 12, 2015, by Cardinal Capital Management LLC. According to the report, Cardinal Capital Management LLC, acting as an investment advisor, beneficially owns 3,354,657 shares, has sole voting power with respect to 1,807,716 shares and sole investment power with respect to 3,354,657 shares. The address of Cardinal Capital Management LLC is Four Greenwich Office Park, Greenwich, Connecticut 06831.

(9)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP. According to the report, Dimensional Fund Advisors LP, acting as an investment adviser, beneficially owns 3,107,709 shares, has sole voting power with respect to 2,934,542 shares and has sole investment power with respect to 3,107,709 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 11, 2015 by First Manhattan Co. According to the report, First Manhattan Co., acting as a broker or dealer and as an investment adviser, beneficially owns 3,043,996 shares, has sole voting and investment power with respect to 13,250 shares, has shared voting power with respect to 2,871,516 shares, and has shared investment power with respect to 3,030,716 shares. The address of First Manhattan Co. is 399 Park Avenue, New York, New York 10022.

(11)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 17, 2015 by Skyline Asset Management, L.P. According to the report, Skyline Asset Management, L.P., acting as an investment adviser, beneficially owns 2,928,575 shares, has sole voting power with respect to 2,928,575 shares and has sole investment power with respect to 2,928,575 shares. The address of Skyline Asset Management, L.P. is 120 South LaSalle Street, Suite 1320, Chicago, IL 60603.

(12)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 10, 2015 by Silvercrest Asset Management Group, LLC. According to the report, Silvercrest Asset Management Group LLC, acting as an investment adviser and other, beneficially owns 2,640,383 shares, has shared voting power with respect to 2,640,383 shares and has shared investment power with respect to 2,640,383 shares. The address of Silvercrest Asset Management Group, LLC is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(13)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 2,546,836 shares, has sole voting power with respect to 2,433,536 shares and has sole investment power with respect to 2,546,836 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(14)

Consists of 865,408 shares of common stock, including restricted stock, owned of record by Mr. Gerard, plus options to purchase 606,600 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “2002 SIP”).

(15)	Consists of 141,018 shares of common stock owned of record by Mr. Burdick, including restricted stock.

(16)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 85,793 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.

(17)	Consists of 53,793 shares of common stock owned of record by Mr. DiMartino, including restricted stock.

(18)

Consists of 16,793 shares of restricted stock, owned of record by Ms. France, plus options to purchase 50,000 shares of common stock granted to Ms. France as an initial non-employee director grant under the 2014 CBIZ, Inc. Stock Incentive Plan (the “2014 SIP”).

(19)

Consists of 21,793 shares of restricted stock, owned of record by Mr. Hudson, plus options to purchase 50,000 shares of common stock granted to Mr. Hudson as an initial non-employee director grant under the 2014 CBIZ, Inc. Stock Incentive Plan (the “2014 SIP”).

(20)	Consists of 51,793 shares of common stock owned of record by Mr. Slotkin, including restricted stock.

(21)	Consists of 78,373 shares of common stock owned of record by Mr. Weir, including restricted stock.

(22)	Consists of 71,793 shares of common stock owned of record by Ms. Wiley, including restricted stock.

(23)	Consists of 518,275 shares of common stock, including restricted stock, owned of record by Mr. Grisko, plus options to purchase 385,000 shares of common stock granted under the CBIZ Option Plan.

(24)	Consists of 234,656 shares of common stock, including restricted stock, owned of record by Mr. Grove, plus options to purchase 262,500 shares of common stock granted under the CBIZ Option Plan.

(25)	Consists of 398,414 shares of common stock, including restricted stock, owned of record by Mr. O’Byrne, plus options to purchase 144,000 shares of common stock granted under the CBIZ Option Plan.

(26)	Consists of 105,041 shares of common stock, including restricted stock, owned of record by Mr. Spurio, plus options to purchase 151,750 shares of common stock granted under the CBIZ Option Plan.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings and three special meetings during fiscal 2014. In addition, there were five Actions in Writing in Lieu of a Meeting of the Board of Directors. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2014 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our Independent Directors met four times in executive session during fiscal 2014. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired these executive sessions.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee as standing committees of the board, all of which were active during 2014. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Directors DiMartino, Slotkin and Weir (Chairman). Richard C. Rochon was a member of the Audit Committee until his retirement from the Board at the 2014 Annual Meeting, at which time Mr. DiMartino was appointed to the Committee. CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act, as amended. In addition, the Board has determined that all three members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC, and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and six special meetings during 2014. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Directors DiMartino (Chairman), Slotkin, and Wiley. Richard C. Rochon was a member of the Compensation Committee until his retirement from the Board at the 2014 Annual Meeting. The Compensation Committee conducted two regular meetings and one special meeting during 2014. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s non-employee Board members and executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding stockholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) to monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; and (k) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee deems necessary throughout each year.

Compensation Committee Consultants. The Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. The Committee and Management jointly consulted with Aon Hewitt to perform various director and executive compensation studies in 2002, 2004, 2006, 2007, 2008, 2009, 2010, 2012, 2013, 2014 and 2015 as set out on pp. 18-21, 25, and 28-29. The Compensation Committee determined that its and the Company’s use of Aon Hewitt as a compensation consultant in determining or recommending the amount or form of executive and director compensation during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) under the Exchange Act, and confirmation of relevant facts received by the Committee from Aon Hewitt.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during 2014 and continuing through 2015 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Directors Burdick (Chairman), DiMartino, France, Hudson, Slotkin, Weir and Wiley. Richard C. Rochon was a member of the Committee until his retirement from the Board at the 2014 Annual Meeting. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted one regular meeting and four special meeting in 2014. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2015 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience, education, skills and other qualities and attributes that contribute to heterogeneity.

The director selection process was undertaken by the Board throughout 2014 for the purpose of identifying and adding additional independent directors to the Board. At the conclusion of the selection process undertaken throughout 2014 and into 2015, the Nominating and Governance Committee recommended the addition of two new directors, Gina D. France and Sherrill W. Hudson. Concurrently with the expansion of the Board to nine members on February 11, 2015, the Committee nominated Ms. France and Mr. Hudson to fill the new Board seats. The Board accepted their nominations and appointed Ms. France and Mr. Hudson to the Board on that same date, and indicated that the new directors should run for election to the Board at the 2015 Annual Meeting.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter.

The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee approved nine Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2014. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The Company has historically reviewed key risks with the Board of Directors and implemented a more formal enterprise risk management review program in 2010 as a Company-wide initiative to enhance our existing processes involving an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. This risk oversight program continued in 2014. The activities of the enterprise risk management program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory and reputational risks — and the review of plans to mitigate their possible effects. The Board and each of its committees were actively engaged in this program throughout 2014 and continuing in 2015.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the board of directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of Rick L. Burdick, Joseph S. DiMartino, Gina D. France, Sherrill W. Hudson, Todd J. Slotkin, Donald V. Weir and Benaree Pratt Wiley have no prohibited material relationships with CBIZ and are independent directors. Mr. Richard C. Rochon, who retired from the Board at the 2014 Annual Meeting, was determined by the Nominating and Governance Committee to be an independent director. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and Governance Committee’s members meet the independence requirements set out in the NYSE

Listed Company Manual and under applicable SEC rules. Mr. Gerard is not considered an independent director because of his employment as our Chief Executive Officer and Mr. DeGroote is not considered an independent director because of the circumstances of the Westbury Agreement as discussed below.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

The Committee and the Board determined that Mr. Burdick should be considered an independent director since the amounts paid to the law firm of Akin Gump Strauss Hauer & Feld LLP for legal representation of CBIZ throughout 2014 were not collectively significant under the NYSE rules governing director independence. Akin Gump performed legal work for CBIZ for which the firm received approximately $0.6 million, $0.4 million and $0.2 million from CBIZ during 2014, 2013 and 2012, respectively.

•

For the year 2013, CBIZ entered a Stock Purchase Agreement (the “Purchase Agreement”) with Westbury (Bermuda) Ltd. (“Westbury”), a company organized by CBIZ founder Michael G. DeGroote, in which CBIZ agreed to purchase from Westbury 3.9 million shares of CBIZ’s common stock (the “Purchased Shares”), in accordance with an earlier agreement with Westbury (the “Westbury Agreement”). CBIZ agreed to pay Westbury $25.7 million for the Purchased Shares, which represented a price per share of $6.65. Following the completion of the purchase of the Purchased Shares, 3.9 million shares remained subject to the Westbury Agreement, for the remainder of its term, which expired on September 30, 2013. The Committee and the Board determined that Michael H. DeGroote should not be considered an independent director under the meaning of the NYSE rules primarily in light of his relationship to parties involved in the Westbury Agreement. Mr. DeGroote is the son of Michael G. DeGroote, the beneficiary of the Westbury Trust which is a significant stockholder whose shares are held by Westbury, a company organized by Michael G. DeGroote, The Westbury Agreement disqualifies Michael H. DeGroote from being considered independent until after September 30, 2016 pursuant to Section 303A.02(b)(v) of the NYSE Listed Company Manual. Michael H. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ were approximately $0.1 million, $0.2 million, and $0.1 million for the years ended December 31, 2014, 2013, and 2012, respectively. These commissions were not collectively significant under the NYSE rules governing director independence.

Company Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are both held by Mr. Gerard. The Board believes the combination of these roles provides the Board with a more comprehensive understanding of ongoing operations and current issues. This structure also facilitates the identification of emerging issues, communication of essential information to the Board and preparation of agendas for the Board. Since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have an independent Lead Director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition, committee system and the position of an independent Lead Director effectively maintains Board independence and independent oversight of management and Company performance. Mr. Burdick currently acts as the Company’s Lead Director. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The membership of the Audit Committee changed in 2014. Mr. Richard C. Rochon retired from the Board at the 2014 Annual Meeting, and concurrently resigned his seat on the Audit Committee. Mr. Joseph S. DiMartino was appointed to the Board upon Mr. Rochon’s departure. Each of the Audit Committee members has been identified as audit committee financial experts, as defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted U.S. accounting principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the independent auditors, who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2014 with the independent auditors, and the co-leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman Joseph S. DiMartino Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2014 and 2013:

Audit Fees:    Fees for the fiscal year 2014 audit and the review of Forms 10-Q were $810,000. Audit fees include fees related to the integrated audit of consolidated financial statements and SAS 100 quarterly review fees. Fees for the fiscal year 2013 audit and the review of Forms 10-Q were $835,000. Audit fees in 2013 included fees related to the integrated audit of consolidated financial statements, SAS 100 quarterly review fees, and fees for audit procedures performed in connection with the divestiture of the Company’s MMP operations and with respect to a lease transaction.

Audit-Related Fees:    Audit-related fees of $85,000 were billed in the year ended December 31, 2014 in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan and Service Organization Control (SOC) 1 services to the Company’s payroll operations. Audit-related fees of $80,000 were billed through December 31, 2013 for services rendered in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan, SOC 1 services to the Company’s payroll operations, and services related to workpaper review completed in advance of the divestiture of CBIZ MMP.

Tax Fees:    There were no tax fees billed by KPMG LLP for the year ended December 31, 2014. Tax consulting fees of $7,257 were billed for the year ended December 31, 2013 in connection with a change of accounting method request to the IRS.

All Other Fees:    There were no other fees billed for professional services by our independent auditors during fiscal years 2014 and 2013.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) is responsible for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Throughout this proxy statement, Steven L. Gerard (“CEO”), Jerome P. Grisko, Jr. (“President”), Ware Grove (“CFO”), Robert O’Byrne (“President, Employee Services”), and Chris Spurio (“President, Financial Services”) are referred to as the “Named Executive Officers”, all of who are members of the SMG.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at companies of comparable size and complexity. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at CBIZ.

Ultimately, compensation paid to members of the SMG, including amounts paid to the Named Executive Officers, is determined based on the discretionary judgment of the Compensation Committee with input from the CEO, the President, and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the Named Executive Officers, and reviews recommendations and makes determinations regarding equity awards to all CBIZ employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by management within the Financial Services and Employee Services divisions. The CEO and the President annually review the performance of each member of the SMG. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Aon Hewitt (formerly known as Hewitt

Associates), an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. Aon Hewitt was engaged to prepare comprehensive reports regarding these matters in 2002, 2004, 2006, 2007, 2008, 2009, 2010, 2012, and 2014-2015, and consults with the firm on an as-needed basis each year, including during 2014 and 2015. The Compensation Committee received research from Aon Hewitt that indicated that the prevalent performance measures used as targets in the compensation incentive plans of peer group companies included profit measures, revenue targets, TSR measurements, and other return metrics. Consequently, in 2014 the Compensation Committee altered the triggering mechanisms of the Company’s Annual Executive Incentive Plan (“EIP”) to include a combination of earnings per share related to continuing operations and organic revenue growth. The organic revenue growth measure replaced pre-tax margin results as a triggering mechanism.

Again in 2014, Aon Hewitt was asked to analyze target compensation components and levels for the SMG, including the Named Executive Officers. This most recent Aon Hewitt analysis, delivered to the Compensation Committee in January of 2015, compares each element of total compensation for the SMG primarily against three groups, with relevant compensation data common to the groups. The first group is a custom peer group of 53 publicly traded, privately-held, and non-profit professional services, insurance, information technology, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Survey Peer Group”). The constituent companies contained in the Survey Peer Group is periodically reviewed and updated by Aon Hewitt as part of its studies, and the companies used for comparison in the 2015 Survey Peer Group are considerably different from the companies reflected in the Compensation Peer Group used in the 2012 Aon Hewitt study. Because of differences in the size and business focus among the companies comprising the Survey Peer Group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Survey Peer Group.

The second group is a set of 11 select peer companies that Aon Hewitt selected for the purpose of comparing compensation of the Named Executive Officers to positions of companies in businesses comparable to those of our two principal divisions (collectively, the “Proxy Peer Group”). The third group provided compensation statistics from the current proxy statements of the peers used in Aon Hewitt’s 2012 compensation analysis (collectively, the “Supplemental Proxy Peer Group”).

The Survey Peer Group from the 2015 study consists of the following companies:

AAA Insurance Exchange California, Nevada & Utah	Fair Isaac Corporation	Paychex, Inc.

AAA Northern California, Nevada and Utah	Fannie Mae	Pennsylvania National Mutual Casualty Insurance Company

Aflac Incorporated	FBL Financial Group, Inc.	Sallie Mae

Allianz Life Insurance Company of North America	Federal Home Loan Mortgage Corporation (Freddie Mac)	StanCorp Financial Group Inc.

Ally Financial Inc.	Fiserv, Inc.	Teradata Corporation

American Express Company	Gartner, Inc.	Texas Mutual Insurance Company

American Family Insurance Group	Humana Inc.	The Allstate Corporation

American International Group, Inc.	Huron Consulting Group Inc.	The Hanover Insurance Group, Inc.

Blue Cross Blue Shield of Arizona, Inc.	Indiana Farm Bureau	The Hartford Financial Services Group, Inc.

Blue Cross Blue Shield of South Carolina	Insperity, Inc.	The Nielsen Company

BlueCross BlueShield of Kansas City	Iron Mountain Incorporated	The Progressive Corporation

CBRE	Kaiser Foundation Health Plan, Inc.	TransUnion LLC

CNA Financial Corporation	Kaiser Permanente	Underwriters Laboratories Inc.

Deluxe Corporation	ManpowerGroup	UnitedHealth Group Incorporated

Discover Financial Services	Maritz Holdings Inc.	Viad Corp

Dst Systems, Inc.	MasterCard Incorporated	Visa International

E Trade Group, Incorporated	Merrill Corporation	WellPoint, Inc.

Express Scripts, Inc.	MetLife, Inc.

The Proxy Peer Group included in the 2015 study includes:

Arthur J. Gallagher & Co.	Brown & Brown Inc.	Crawford & Company

FTI Consulting, Inc.	Hackett Group, Inc.	Huron Consulting Group Inc.

Insperity, Inc.	Korn/Ferry International	Navigant Consulting Inc.

Paychex, Inc.	Resources Connection Inc.

The Supplemental Proxy Peer Group consists of 22 companies, and was used by Aon Hewitt in its 2012 study for the Company. The companies included in this group are:

ACI Worldwide, Inc.	Alliance Healthcare Services, Inc.	AMN Healthcare Services Inc.

Brown & Brown Inc.	Erie Indemnity Co.	FTI Consulting, Inc.

Hackett Group, Inc.	Healthways, Inc.	Hudson Global, Inc.

Huron Consulting Group Inc.	ICF International, Inc.	IHS Inc.

Insperity, Inc.	Korn/Ferry International	Moneygram International Inc.

National Western Life Insurance Co.	Navigant Consulting Inc.	Paychex, Inc.

Resources Connection Inc.	Towers Watson & Co.	Viad Corp.

Zebra Technologies Corp

Aon Hewitt’s database and statistical methods are helpful to the Compensation Committee because they create a broad basis on which to establish the market value compensation targets for the various members of the SMG, including the Named Executive Officers. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Aon Hewitt is particularly useful because it creates a possible basis for compensation comparison for our Named Executive Officers, as well as our SMG from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Survey Peer Group member company individually.

The Committee targets aggregate compensation for the collective SMG, including Named Executive Officers, at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the comparison groups. Variations to this objective in general, and in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG, may occur as dictated by the experience level of the individual, the need to retain the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Aon Hewitt, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2014, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the Named Executive Officers, were roughly consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Aon Hewitt data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, and served as a useful talent retention mechanism. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Aon Hewitt report were warranted in certain individual cases as discussed in Comparison of Compensation to Targets, p. 28.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Survey Peer Group, the Proxy Peer Group, and the Supplemental Proxy Peer Group, and to target total compensation collectively at or near median levels, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by Aon Hewitt;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Merit-based increases for the Named Executive Officers (other than the Chief Executive Officer and the President) are based on the evaluation and recommendation of the Chief Executive Officer and the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the Chief Executive Officer and the President are based upon the Committee’s assessment of the senior executives’ performance as well as upon the data reflected in the Aon Hewitt report. In 2014, the Compensation Committee determined that a modest, 3% increase in base salary should be granted to the members of the SMG, and that two members of the SMG should receive higher increases based upon those individual’s increased responsibilities. One of these was an increase in base salary of a Named Executive Officer, Chris Spurio, who was appointed Financial Services division head in 2014.

Performance-Based Incentive Compensation

The 2002 Amended and Restated CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2002 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The Committee has awarded non-equity performance-based compensation to the SMG, including the Named Executive Officers, under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation to this group. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance during the prior year and in accordance with the Company’s long-term equity incentive program. Members of the SMG, including the Named Executive Officers, received cash incentive compensation under the 2002 SIP and attendant EIP for their performances in 2014.

At the 2014 Annual Meeting, stockholders adopted the CBIZ, Inc. 2014 Stock Incentive Plan (the “2014 SIP”). Starting in 2015, the annual EIP is adopted by the Compensation Committee pursuant to the 2014 SIP.

As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2014 the EIP cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award (“IPA”) dependent on the Company’s financial performance results in terms of diluted earnings-per-share from continuing operations (“continuing EPS”) and as a function of the Company’s organic revenue growth. In 2014, the organic revenue growth component of the EIP replaced the margin improvement component of prior years’ EIPs. The Committee replaced the margin improvement measure with that of organic revenue growth after careful consideration and re-examination of the Company’s objectives. The Committee authorized the change because of several factors, including that organic revenue growth is the Company’s key financial objective, that organic revenue growth appears to be the focus of the stockholders, that achieving the Company’s continuing EPS target will ensure an acceptable margin assuming an appropriate share repurchase program, that our commitment to re-investing in the Company may preclude some margin improvement depending on revenue results, that the Company’s investors have not typically focused on margin, and that information provided by Aon Hewitt indicates that factors related to organic revenue growth are more prevalent measures used by peer companies to trigger performance compensation.

The Named Executive Officers and other members of the SMG were also eligible to receive additional merit-based cash bonuses for 2014 performance, which bonuses would be issued under the authority of the 2002 SIP based upon the evaluation and recommendation of the CEO and/or the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary and awards are made by the Committee.

CBIZ Annual Executive Incentive Plan

The 2014 annual EIP was an annual cash incentive program adopted by the Committee under the authority of the 2002 SIP. The 2014 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

In 2014, the EIP calculated cash incentive awards as a function of the Company’s organic growth as well as its EPS growth. As in prior years, under the Financially Based Award component of the EIP in effect for 2014, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2014, the predetermined targets consisted of a diluted continuing EPS target related to continuing operations (“EPS Target”), a non-GAAP financial measure, and an organic revenue growth measure related to continuing operations target (“ORG Target”), which is also a non-GAAP financial measure. Certain adjustments may be made to these targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the ORG Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final EPS results related to continuing operations coincide with the EPS Target and organic growth results coincide with the ORG Target, range from 40% to 80% of base salary.

The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 200% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the ORG Target may reduce the awards to 0% or increase the awards to 200% of the ORG Target-related portion of an executive’s bonus opportunity. For fiscal 2014, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to EPS Targets and ORG Targets.

The 2014 EIP again contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA for extraordinary individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base Target Award of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. Under the EIP adopted for 2014, the Committee again determined that the CEO’s IPA percentage of Base Target Award should be 30%, the President’s IPA percentage of Base Target Award should be 27.5%, and the IPA percentage of Base Target Award for each remaining member of the Named Executive Officers and SMG should be 25%. Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. In 2014, the Committee accepted the CEO’s recommendations that the full IPA award established under the EIP should be given to each of the members of the SMG. The Committee also awarded the CEO his full IPA potential award.

Upon completion of the fiscal year, the Committee reviewed the diluted EPS from continuing operations and organic growth performance of the Company, determined the TMs applicable to the SMG’s respective TAs, determined the applicable IPA percentage, calculated the EIP earned for each member of the participating group, and certified the appropriate EIP awards.

For 2014, the Committee set the EPS Target at $0.59-$0.60 per diluted share from continuing operations, after adjustment of the outstanding share count based on the effects of either share price movement or additional repurchases of outstanding convertible debt on the outstanding share count, under the prevailing accounting treatment of convertible debt. This standard is considered to be a non-GAAP financial measure. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2014, the Company was required to post results that were approximately 91.5% of the EPS Target, or $0.54 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed minimum EPS requirements under the plan by approximately 10.2%.

For 2014, the Committee set the ORG Target at 3.4-3.7%. This standard is considered to be a non-GAAP financial measure. For the covered executives, including the Named Executive Officers, to earn any ORG Target-related bonus for 2014, the Company was required to post results that were 70.6% of the ORG Target, or a 2.4% organic revenue growth result. In order to earn the maximum possible EIP bonus, the Company’s results would have to exceed the ORG Target by approximately 43.2%, or an organic revenue growth result of 5.3%.

The Committee believes these EPS Targets and ORG Targets are consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2014 is set out in the table below.

Earnings Per Share Component	Multiplier	Organic Revenue Growth Component	Multiplier
At least $0.54	0.5	At least 2.4%	0.5
$0.55	0.6	2.5 – 2.9%	0.6
$0.56	0.7	3.0 – 3.3%	0.8
$0.57	0.8	3.4 – 3.7%	1.0
$0.58	0.9	3.8 – 4.2%	1.2
$0.59	1.0	4.3 – 4.7%	1.5
$0.60	1.0	4.8 – 5.2%	1.7
$0.61	1.2	5.3% and above	2.0
$0.62	1.4
$0.63	1.6
$0.64	1.8
$0.65 and above	2.0

After adjustment of the outstanding share count based upon the effects of share price movement related to the existence of outstanding convertible debt, and upon the effect of repurchases of outstanding convertible debt, diluted EPS related to continuing operations was determined to be $0.61 in 2014 and therefore the EPS TM was set at 1.2. Organic revenue growth results were 2.8% for 2014 and therefore the ORG TM was determined to be 0.6. There were no other special adjustments that affected these targets for 2014.

For each of the Named Executive Officers, the Target Awards, applicable TM, Individual Performance Adjustments, and EIP Bonuses for 2014 performance were:

	2014 Base Pay	Base Target Award (% Base Pay)	Base Target Award ($)	Max. Indiv. Perform. Award ($)	70% Based on EPS			30% Based on ORG			Total EIP Bonus
Name					70% of Base Target Award	Target Multi- plier	EPS- Based Award	30% of Base Target Award	Target Multi- plier	ORG- Based Award
Steven L. Gerard	$716,000	80	572,800	171,840	400,960	1.2	481,152	171,840	0.6	103,104	756,096
Jerome P. Grisko, Jr.	$536,000	80	428,800	117,920	300,192	1.2	360,230	128,640	0.6	77,184	555,334
Ware Grove	$416,000	60	249,600	62,400	174,720	1.2	209,664	74,880	0.6	44,928	316,992
Robert O’Byrne	$473,000	50	236,500	59,125	165,550	1.2	198,660	70,950	0.6	42,570	300,355
Chris Spurio	$400,000	50	200,000	50,000	140,000	1.2	168,000	60,000	0.6	36,000	254,000

In making the annual determination of the minimum, target and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to Named Executive Officers under the EIP for performance in 2014 are reflected in column (g) of the Summary Compensation Table on p. 31.

In 2014 the Committee indicated that all Named Executive Officers, as well as the remaining members of the SMG, were eligible to receive their full IPAs. The Committee’s decision was based upon its assessment of the group’s overall performance as a team in achieving 2014 results and substantially meeting the plan results for the areas under their direction. The Committee determined that these individuals, as well as all others in the SMG, set excellent leadership standards in their respective areas of responsibility.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2002 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO and the President, subject to the Committee’s approval.

No special merit bonuses were paid to members of the SMG for their performances in 2014.

Long-Term Equity Incentive Compensation

Stock Option and Restricted Stock Programs

The Company believes that the Stock Option and Restricted Stock Programs under the 2002 SIP and the 2014 SIP enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on pp. 34-35.

The Aon Hewitt 2015 study indicates that CBIZ’s long-term incentive compensation in the form of stock option or restricted stock grants to the members of the SMG, including the Named Executive Officers, is collectively within the competitive range of long-term incentive compensation between the 50th and 75th percentile paid to similarly situated executives within the three comparison groups. Again this year, the

Committee noted that the awards to the CEO were less than the median level compared to levels prevailing in the three groups of comparative companies. The Committee determined that the variations were reasonably close to the median levels of compensation represented in the three comparison groups, and therefore the compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee. The 2014 awards for the Named Executive Officers are set out in the “Grants of Plan-Based Awards” table on p. 34.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $17,500 (plus an additional $5,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 19 stock and bond investment funds. The 2014 at-market annual rates of return of the investment choices available to participants ranged from -2.35% to 13.62%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader (“BUL”) and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 37.

CBIZ 2007 Employee Stock Purchase Plan

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount, and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Several members of the SMG, including the President, are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers and did so again in 2014. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Other Compensation Table, are provided with the use of

Company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 32. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased autos.

The Company pays for the cost of a life insurance policy called for in the CEO’s original and subsequent employment agreements, as well as a tax gross-up payment to cover the “income” incurred by the CEO by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure the services of the CEO. The Committee also recognizes that provision of the life insurance policy, including the tax gross-up payment, is a more cost-effective method of securing a comparable benefit for the CEO than through other methods such as a SEP or other more costly forms of pension benefits. In addition, the CEO, whose principal residence is outside of Ohio, is provided with standard business class hotel accommodations, common carrier (public, not private) airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up payments, are attributed to the CEO as income. The Committee believes that these benefits are appropriate and necessary to retain the CEO’s services, are a preferable means to facilitate the CEO’s day-to-day participation in events at corporate headquarters without burdening the CEO with undue personal expense, and are a preferable alternative to relocating the Company headquarters to a less cost-effective location outside of the Cleveland area.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2014, are included in column (i) of the “Summary Compensation Table” on p. 31. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on pp. 33-34. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on p. 33 and “Potential Payments upon Termination or Change in Control” on p. 37.

Consideration of 2014 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm

Comments

In order to remain apprised of stockholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the Stockholders concurred, that an annual stockholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the Stockholders’ votes on the say-on-pay issue presented at the Company’s 2014 Annual Meeting. While the Committee noted that a significant majority of Stockholders approved the compensation of the Company’s Named Executive Officers, it also was mindful of

Stockholders with different views. The Committee also noted that the Company continued its intense efforts throughout 2014 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee also noted that the Company’s 2014 say-on-pay proposal received support from Glass Lewis & Co. and Institutional Shareholder Services Inc. (ISS), two leading independent governance analysis and proxy voting advisors to institutional investors. The Compensation Committee determined that the presence of the tax gross-up payments in the CEO’s total compensation package was the most reasonable and cost effective method for the Company to provide the life insurance, travel and housing benefits required by the CEO’s contract. Any other means of providing this benefit would have been much more expensive for the Company on a GAAP P&L basis as well as on a cash basis, and therefore significantly more adverse to investor interests.

In 2014 and 2015, the Committee used compensation modeling provided by ISS Corporate Services to assess the suitability of the CEO’s compensation package and believes that the results of modeling using the compensation numbers contained in this Proxy Statement indicated that the CEO’s compensation package presented a “Low” level of concern in all three categories (Relative Degree of Alignment, Multiple of Median, and Pay-TSR Alignment) assessed by ISS Corporate Services quantitative analysis tools.

Comparison of Compensation to Targets

The Committee examined the new compensation metrics made available to it from its compensation consultant Aon Hewitt in 2015 and the ancillary data sources, again made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data available at the companies reviewed by Aon Hewitt. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2014, consistent with the views and interests of the Company’s institutional investors, and generally in agreement with the range of target levels suggested by the data compiled by Aon Hewitt and available from ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Survey Peer Group, Proxy Peer Group, and Supplemental Proxy Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the Named Executive Officers, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the median targets of the 2015 Aon Hewitt study.

The CEO’s total compensation in 2014, including the grant date fair value of long-term equity grants was $2,766,371, compared with the 2015 Aon Hewitt study’s 50th percentile total compensation targets of $2,749,035 for the Survey Peer Group, $2,937,239 for the Proxy Peer Group, and $2,991,608 for the Supplemental Proxy Peer Group. Therefore, the CEO’s total compensation is indicated to be at or under the low end of the range of median target values for comparable positions. The Committee determined that the payment of CEO compensation was up to 7.5% lower than the data provided by Aon Hewitt. This data was confirmed by compensation modeling provided by ISS Corporate Services, which indicated that the CEO’s total compensation package was only 99% of the median indicated by ISS data.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not material for a number of reasons. First, the amount of the gross-up payment was 5.9% of the total compensation paid to the CEO, and therefore did not by itself constitute a material amount of total compensation when compared to the whole. Second, the largest portion of the tax gross-up payment once again relates to a Company commitment to provide the CEO with the life insurance policy called for under the CEO’s original and amended employment agreements, as well as to contractually required housing and travel benefits. The nature of the policy selected by the Company to comply with this obligation presents the lowest cost means of providing the required insurance benefit. The policy was selected as the lowest cost alternative to other means of providing the contractually obligated insurance, and the Committee specifically chose this method instead of a SEP or other forms of costly pension benefit plans. Other methods of providing the required level of coverage would have resulted in the Company incurring considerably higher costs. The gross-up payments related to non-private common-carrier travel and Cleveland-area Embassy Suites hotel housing expenses were the most cost-effective means of delivering these benefits. Third, the total amount of the compensation paid to the CEO presented a low concern according to certain standards issued by ISS Corporate Services, which compared CEO compensation to ISS’s own selected group of peer CEOs. According to ISS analysis, the CEO was paid less than the median for CEOs considered comparable under ISS’s Pay-For-Performance standards, even when the tax gross-up payment is included. Therefore, even including the tax gross-up payment, the total amount of compensation paid to the CEO is considered a “low concern” under ISS’s Pay-For-Performance standards (Relative Degree of Alignment, Multiple of Median, and Pay to Total Shareholder Return). The Committee is aware that ISS is not in favor of any tax gross-up payment that is not de minimis. However, since the amount of the tax gross-up payment was itself only 5.9% of total CEO compensation, it constituted only a small fraction of a pay package that is, in total, a “low level of concern”. Therefore the Committee believes that the tax gross-up payment itself is fairly characterized as being of “low level of concern” as well.

The President’s total compensation of $1,780,866, including the grant date fair value of equity grants, fell above the range indicated by the 2015 Aon Hewitt study’s 50th percentile total compensation targets of $1,058,163 for the Survey Peer Group, $1,564,335 for the Proxy Peer Group, and $1,448,419 for the Supplemental Proxy Peer Group. The CFO’s total compensation of $1,178,603, including the grant date fair value of equity grants, was fairly aligned with the 2015 Aon Hewitt study’s 50th percentile total compensation targets of $990,651 for the Survey Peer Group, $1,313,696 for the Proxy Peer Group, and $1,284,272 for the Supplemental Proxy Peer Group. The Committee determined that to the extent the compensation packages for the President and the CFO exceeded or could be considered to exceed median target ranges expressed in the 2015 Aon Hewitt study, they were justified as a retention mechanism and reflected the Committee’s assessment of the relative responsibility of these officers in contributing to the gains of the Company in 2014. In addition, the Committee determined that the President’s compensation package was appropriate given the intention of the Company, announced on October 29, 2014, to appoint Mr. Grisko as CEO following the release of financial results for fiscal year 2015 and the retirement of Chairman Steven Gerard from the CEO position, and Mr. Grisko’s attendant increasing levels of responsibility within the Company during the interim period. The Committee concluded that the compensation for both the President and the CFO were justified and consistent with the philosophy and targets established by the Committee.

The President, Employee Services’ total compensation was $1,153,736 in 2014, including the grant date fair value of equity grants. The 2015 Aon Hewitt study reflected 50th percentile total compensation of a division president as $1,032,676 for the Survey Peer Group. The Committee noted that it found Aon Hewitt data to be in line with other market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence regarding the compensation packages for the leaders of comparably sized benefits and insurance brokerages. Given that the division President’s compensation was in close proximity to the median range indicated by both the Aon Hewitt and other data, the Committee concluded that the President, Employee Services was compensated in a manner that was consistent with the targets set by the Committee.

The President, Financial Services’ total compensation in 2014, including the grant date fair value of equity grants, was $1,030,656. The 2015 Aon Hewitt study reflected 50th percentile total compensation of a division president as $1,032,676 for the Survey Peer Group. The Committee noted that the compensation package paid was at the median target value for comparable positions according to both the Aon Hewitt data as well as the market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. The Committee therefore determined that the compensation of the President, Financial Services was consistent with targets based upon the Aon Hewitt and competitive data.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure fair levels of total compensation for its executive officers, or may consider other factors of greater importance than preserving deductibility for a particular form or amount of compensation. In this regard, for fiscal 2014, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any Named Executive Officer was not deductible for federal income tax purposes. The contracts of the CEO, the President, and the CFO contain provisions requiring the deferral of severance payouts that the Company would be unable to deduct under Section 162(m).

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2002 SIP and prior stock option plan in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

In 2014, the Compensation Committee conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy requiring directors to maintain stock valued at a multiple of three times the amount of their annual retainer, and requiring the CEO to maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are required to maintain between two and three multiples of base salary.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus[1] ($) (d)	Restricted Stock Awards[2] ($) (e)	Stock Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other[5] Compensation ($) (i)	Total ($) (j)
Steven L. Gerard PEO Chairman & CEO	2014	713,400		—	551,760	405,000	756,096	—	340,115	2,766,371
	2013	695,200		—	430,320	352,800	723,008	—	304,673	2,506,001
	2012	691,833		177,290	387,420	313,200	375,310	—	292,079	2,237,132
Jerome P. Grisko, Jr. President & COO	2014	534,013		—	418,000	247,500	555,334	—	26,019	1,780,866
	2013	520,100		100,000	326,000	215,600	530,502	—	24,648	1,716,850
	2012	517,583		106,680	293,500	191,400	302,640	—	25,798	1,437,601
Ware Grove PFO SVP, CFO	2014	414,463		—	250,800	168,750	316,992	—	27,598	1,178,603
	2013	403,700		50,000	195,600	147,000	302,775	—	27,320	1,126,395
	2012	401,750		31,233	176,100	130,500	195,940	—	26,793	962,316
Robert O’Byrne President, Employee Services	2014	471,300		—	210,672	162,000	300,355	—	9,409	1,153,736
	2013	459,400		—	164,304	141,120	287,125	—	9,315	1,061,264
	2012	463,167	(6)	—	147,924	125,280	222,620	—	9,038	968,029
Chris Spurio President, Financial Services	2014	394,575		—	210,672	162,000	254,000	—	9,409	1,030,656

(1)

Represents a special merit bonus approved by the Compensation Committee. The bases for these bonuses are stated in the “Comparison of Compensation to Targets” section of the Compensation Discussion and Analysis.

(2)

Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised. See 2014 Grants of Plan-Based Awards table for the awards to which these values relate, p. 34.

(3)	Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2002 SIP.

(4)

CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan. See Non-qualified Deferred Compensation table, on p. 37 for additional information. No preferential payments are made by the Company to the participants of the plan, including the SMG and Named Executive Officers.

(5)	See Other Compensation table, below.

(6)	Number contains retroactive payments in excess of base rate of pay, made necessary by the under-payment of Mr. O’Byrne’s base pay in the prior year.

Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Airfare ($)	Hotel ($)	Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Steven L. Gerard	2014	11,744	[1]	35,056	13,883	73,108	[2]	7,650	33,084	[3]	165,590	340,115
	2013	10,225	[1]	33,821	12,848	73,014	[2]	7,650	36,465	[3]	130,650	304,673
	2012	10,156	[1]	36,554	14,381	72,887	[2]	7,500	32,114	[3]	118,487	292,079
Jerome P. Grisko, Jr.	2014	—		—	—	1,759	[4]	7,650	10,190	[5]	6,420	26,019
	2013	—		—	—	1,665	[4]	7,650	9,407	[5]	5,926	24,648
	2012	—		—	—	1,538	[4]	7,500	10,433	[5]	6,327	25,798
Ware Grove	2014	—		—	—	1,759	[4]	7,650	11,723	[5]	6,466	27,598
	2013	—		—	—	1,665	[4]	7,650	11,604	[5]	6,401	27,320
	2012	—		—	—	1,538	[4]	7,500	11,603	[5]	6,152	26,793
Robert O’Byrne	2014	—		—	—	1,759	[4]	7,650	—		—	9,409
	2013	—		—	—	1,665	[4]	7,650	—		—	9,315
	2012	—		—	—	1,538	[4]	7,500	—		—	9,038
Chris Spurio	2014	—		—	—	1,759	[4]	7,650	—		—	9,409

(1)	Includes payments or reimbursement for meals, telephone service, valet services, and tax consulting services.

(2)

Life insurance premium for policy required under employment contract. Also includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Includes livery services and leased auto adjustment.

(4)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(5)	Leased auto adjustment.

Employment or Other Agreements

Mr. Gerard’s original employment agreement was amended by the First Amended and Restated Employment Agreement, executed March 22, 2007. It extended the term of the original employment agreement to be ongoing and continued the terms of Mr. Gerard’s original October 11, 2000 contract by setting base salary at a minimum of $500,000 per year, with a minimum bonus of $150,000 that was required through 2003, in the absence of any approved performance-based incentive bonus plan such as the EIP. Other terms of the original contract were also continued, including an automobile allowance, participation in CBIZ welfare, pension and incentive plans for two years, maintenance of a $2,000,000 life insurance policy, and reimbursement for certain travel and housing expenses. Consistent with the original contract, if the agreement is terminated by CBIZ without cause or by Mr. Gerard for good reason based on a material alteration of his job duties, a reduction in his base compensation, or a material breach of his agreement, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage for two years, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ or by Mr. Gerard for good reason related to a change in control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to 2.99 times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, and (3) avoid disparagement of the Company.

Mr. Grisko’s Amended Severance Protection Agreement, executed December 31, 2008, maintains most of the same employment terms as the original Severance Protection Agreement, dated February 1, 2000, but contains amendments designed to address certain issues related to Code Sections 162(m) and 409A. The Amended Agreement continues to entitle him to receipt of an automobile, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change in control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, (4) receipt of title to any company vehicle then in use by Mr. Grisko, and (5) payment of club membership dues to a private club of his choosing. Mr. Grisko has voluntarily declined to accept club membership dues at this time. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. Grove’s employment agreement, executed December 12, 2000, and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change in control. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. O’Byrne was originally employed under an executive employment agreement attendant to the sale of his business to CBIZ. This agreement has expired, with the exception of certain restrictive covenants contained therein. Under the CBIZ Executive Severance Policy, Mr. O’Byrne is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control. Mr. Spurio is entitled to participate in the compensation programs available to the SMG, and is subject to the restrictive covenants of his Confidentiality and Non-solicitation Agreement. Under the CBIZ Executive Severance Policy, Mr. Spurio is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Threshold[1] ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Gerard	1-1-14	286,400	744,640		1,317,440	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	66,000	n/a	n/a	551,760
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	n/a	180,000	8.36	405,000
Jerome P. Grisko, Jr.	1-1-14	214,400	546,720		975,520	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	50,000	n/a	n/a	418,000
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	n/a	110,000	8.36	247,500
Ware Grove	1-1-14	124,800	312,000		561,600	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	30,000	n/a	n/a	250,800
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	n/a	75,000	8.36	168,750
Robert O’Byrne	1-1-14	118,250	295,625		532,125	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	25,200	n/a	n/a	210,672
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	n/a	72,000	8.36	162,000
Chris Spurio	1-1-14	100,000	250,000		450,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-14-14	n/a	n/a		n/a	n/a	n/a	n/a	25,200	n/a	n/a	210,672
	5-14-14	n/a	n/a	[1]	n/a	n/a	n/a	n/a	n/a	72,000	8.36	162,000

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum EPS and MA Targets and that no IPA is granted. “Target” values assume Company achieves EPS and MA Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each EPS and MA Target and that the individual is awarded the maximum IPA.

(2)

Represents grant date fair value of stock options and restricted stock awards as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised.

At the 2014 Annual Meeting, the 2014 SIP was approved by the stockholders. In 2014 no equity awards were granted to the Named Executive Officers under the 2014 SIP. In 2014 equity awards to the Named Executive Officers were made pursuant to the amended and restated 2002 SIP. The amended and restated 2002 SIP was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The 2002 SIP was amended and restated in 2002 to clarify that the Plan did not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. In 2011, the 2002 SIP was amended and restated to extend the life of the plan for an additional ten years, to expand the business criteria on which performance goals may be based for performance-based incentive awards, to limit the number of available shares that can be granted in the form of any award other than Stock Options and Stock Appreciation Rights, and to maintain the then-current maximum number of shares available for grant under the 2002 SIP. The 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company. The 2014 SIP contains similar provisions.

The 2002 SIP, like the 2014 SIP, gives the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The Committee has awarded performance bonuses under the 2002 SIP through the adoption of EIP. The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation. Equity awards are granted based on the performance of directors, employees and consultants during the prior year and in accordance with the Company’s long-term equity incentive programs.

Beginning in 2006, options have been awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Since 2006, restricted shares were granted with restrictions that were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Compensation Committee generally applies these vesting principles to its equity grants, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All stock options have an exercise price equal to the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, and at times certain other corporate officials and practice group managers, are considered at the Compensation Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to operating BULs and other high performers within the Company under its annual grant program. The Compensation Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special telephonic meeting typically held between March and May of each year.

The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2002 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years. The 2014 SIP contains similar terms.

Management’s recommendations to the Compensation Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

At the 2011 Annual Meeting, stockholders approved the ESPP, under which any employee may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ subsidiaries.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Gerard	0	180,000	[1]	n/a	8.36	05-14-2020	66,000	[2]	564,960	n/a	n/a
	45,000	135,000	[1]	n/a	6.52	05-09-2019	49,500	[2]	473,720	n/a	n/a
	90,000	90,000	[1]	n/a	5.87	05-22-2018	33,000	[2]	282,480	n/a	n/a
	135,000	45,000	[1]	n/a	7.41	04-04-2017	16,500	[2]	141,240	n/a	n/a
	156,600	0	[1]	n/a	6.75	05-13-2016	n/a		n/a	n/a	n/a
Jerome P. Grisko, Jr.	0	110,000	[1]	n/a	8.36	05-14-2020	50,000	[2]	428,000	n/a	n/a
	27,500	82,500	[1]	n/a	6.52	05-09-2019	37,500	[2]	321,000	n/a	n/a
	55,000	55,000	[1]	n/a	5.87	05-22-2018	25,000	[2]	214,000	n/a	n/a
	82,500	27,500	[1]	n/a	7.41	04-04-2017	12,500	[2]	107,000	n/a	n/a
	110,000	0	[1]	n/a	6.75	05-13-2016	n/a		n/a	n/a	n/a
	110,000	0	[1]	n/a	7.70	05-04-2015	n/a		n/a	n/a	n/a
Ware Grove	0	75,000	[1]	n/a	6.52	05-14-2020	30,000	[2]	256,800	n/a	n/a
	18,750	56,250	[1]	n/a	6.52	05-09-2019	22,500	[2]	192,600	n/a	n/a
	37,500	37,500	[1]	n/a	5.87	05-22-2018	15,000	[2]	128,400	n/a	n/a
	56,250	18,750	[1]	n/a	7.41	04-04-2017	7,500	[2]	64,200	n/a	n/a
	75,000	0	[1]	n/a	6.75	05-13-2016	n/a		n/a	n/a	n/a
Robert O’Byrne	0	72,000	[1]	n/a	8.36	05-14-2020	25,200	[2]	215,712	n/a	n/a
	18,000	54,000	[1]	n/a	6.52	05-09-2019	18,900	[2]	161,784	n/a	n/a
	18,000	36,000	[1]	n/a	5.87	05-22-2018	12,600	[2]	107,856	n/a	n/a
	18,000	18,000	[1]	n/a	7.41	04-04-2017	6,300	[2]	53,928	n/a	n/a
	18,000	0	[1]	n/a	6.75	05-13-2016	n/a		n/a	n/a	n/a
Chris Spurio	0	72,000	[1]	n/a	8.36	05-14-2020	25,200	[2]	215,712	n/a	n/a
	16,250	48,750	[1]	n/a	6.52	05-09-2019	16,500	[2]	141,240	n/a	n/a
	30,000	30,000	[1]	n/a	5.87	05-22-2018	10,000	[2]	85,600	n/a	n/a
	37,500	12,500	[1]	n/a	7.41	04-04-2017	4,375	[2]	37,450	n/a	n/a
	6,250	0	[1]	n/a	6.75	05-13-2016	n/a		n/a	n/a	n/a

*	Options expire six (6) years after the date of grant.

(1)

Grant of options under 2002 SIP. Option vesting is time-based in increments of 25% in each of the four anniversaries of the grant date. Options expire after six years; grant date is six years prior to expiration date.

(2)	Grant of restricted shares under 2002 SIP, an equity incentive plan. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Steven L. Gerard	296,823	415,706	59,500	517,435
Jerome P. Grisko	105,000	86,303	45,000	391,350
Ware Grove	75,000	101,234	28,750	249,738
Robert O’Byrne	0	0	24,150	209,780
Chris Spurio	0	0	18,625	161,471

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2014 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Steven L. Gerard	252,005	—	195,050	(11,140)	3,346,978
Jerome P. Grisko, Jr.	209,044	—	42,194	(4,355)	1,341,613
Ware Grove	91,395	—	184,837	(7,331)	2,244,625
Robert O’Byrne	—	—	—	—	—
Chris Spurio	—	—	18,201	(29)	211,755

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)	Reflects amounts already otherwise reported in the Summary Compensation Table for 2014 and prior years.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 27 stock, bond and money market investment funds available during the year. The 2014 at-market rates of return of the investment choices available to participants ranged from -5.82% to 32.48%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section  409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 39 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2014, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2014. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2002 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability
Steven L. Gerard	Severance Pay	2,786,470	[1]	4,165,773	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		274,800	[4]
	Option Acceleration	1,276,760	[5]	1,276,760	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	1,412,400	[6]	1,412,400	[6]	n/a	n/a		n/a
	2 Years Benefits Continuation	142,874	[7]	142,8748	[7]	n/a	n/a		n/a

Jerome P. Grisko, Jr.	Severance Pay	2,135,412	[8]	2,135,412	[8]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		220,800	[4]
	Option Acceleration	962,500	[9]	962,500	[9]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		1,070,000	[6]	n/a	n/a		n/a
	Automobile	54.224	[10]	54,224	[10]	n/a	n/a		n/a
	2 Years Benefits Continuation	28,496	[11]	28,496	[11]	n/a	n/a		n/a
	Club Membership	—	[12]	—	[12]	n/a	n/a		n/a

Ware Grove	Severance Pay	1,429,960	[13]	1,429,960	[13]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		184,800	[4]
	Option Acceleration	591,750	[14]	591,750	[14]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		642,000	[6]	n/a	n/a		n/a
	2 Year Benefits Continuation	17,372	[15]	17,372	[15]	n/a	n/a		n/a

Robert O’Byrne	Severance Pay	236,500	[16]	473,000	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		201,900	[4]
	Option Acceleration	n/a		380,520	[18]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		539,280	[6]	n/a	n/a		n/a

Chris Spurio	Severance Pay	225,000	[16]	450,000	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		195,000	[4]
	Option Acceleration	n/a		377,213	[18]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		480,002	[6]	n/a	n/a		n/a

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)

Amount represents 2.99 times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Mr. Gerard is enrolled in a supplemental life insurance program purchased through the Company from a group life carrier for which he pays the premiums, and holds a $2,000,000 life insurance policy called for under his First Amended and Restated Employment Agreement for which the Company pays his premiums. Messrs. Grisko and O’Byrne also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money options at December 31, 2014 multiplied by the difference between the closing price on the last trading day of 2014 and the exercise price for each share. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(6)

Value is calculated as the number of restricted shares held by executive at December 31, 2014 multiplied by the closing price on the last trading day of 2014. Payable pursuant to Compensation Committee action taken May 22, 2012 to accelerate pending restricted share grants to employees in the event of a change in control.

(7)

Cost of maintaining benefits in which CEO was enrolled at the end of 2014 for period of two years, as required by First Amended and Restated Employment Agreement. At the end of 2014, the CEO was also enrolled in a $2,000,000 life insurance program called for under the CEO’s First Amended and Restated Employment Agreement, as well as a supplemental life insurance policy for which the CEO himself pays.

(8)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, pursuant to President’s Amended Severance Protection Agreement.

(9)

Value is calculated as the number of in-the-money options held by executive at December 31, 2014 multiplied by the difference between the closing price on the last trading day of 2014 and the exercise price for each share. Payable pursuant to President’s Amended Severance Protection Agreement.

(10)

Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(11)

Represents payment for a period of two years, as required by President’s Amended Severance Protection Agreement, of the cost of President’s 2014 year-end medical, dental, and vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(12)

President’s Amended Severance Protection Agreement calls for payment of membership fees in a club of President’s choice. Currently, President has voluntarily foregone club membership called for by the agreement, and therefore a value of this amount cannot be determined at this time.

(13)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(14)

Value is calculated as the number of in-the-money options held by executive at December 31, 2014 multiplied by the difference between the closing price on the last trading day of 2014 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(15)

Represents payment for a period of two years, as required by CFO’s employment agreement, of the cost of CFO’s 2014 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(16)	Amount represents six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(17)	Amount represents one year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

(18)

Option awards are accelerated pursuant to the terms of the Amended and Restated 2002 SIP. Value is calculated as the number of in-the-money options held by executive at December 31, 2014 multiplied by the difference between the closing price on the last trading day of 2014 and the exercise price for each share.

Director Compensation

For fiscal 2014, Non-Employee Director compensation consisted of:

•	a $60,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $15,000 Audit Committee Chair fee, a $10,000 Compensation Committee Chair fee, a $7,500 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, and a Lead Director fee of $20,000;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•

an annual equity grant of 12,000 restricted shares to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2014, the rates of return for these investment choices ranged from -5.82% to 32.48%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director* Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)	Total ($)
Rick L. Burdick	—		106,320	—	—	130,843	[3]	1,125	238,288
Michael H. DeGroote	63,500	[4]	106,320	—	—	—		1,125	170,945
Joseph S. DiMartino	90,000	[5]	106,320	—	—	—		1,125	197,445
Richard C. Rochon**	73,125	[6]	106,320	—	—	—		1,125	180,570
Todd J. Slotkin	89,000	[7]	106,320	—	—	—		1,125	196,445
Donald V. Weir	98,000	[8]	106,320	—	—	—		1,125	205,445
Benaree Pratt Wiley	—		106,320	—	—	88,275	[9]	1,125	195,720

*	Directors Gina D. France and Sherrill W. Hudson did not join the Board until February, 2015 and therefore are not included in this 2014 Director Compensation Table.

**	Director Richard Rochon retired at the 2014 Annual Meeting.

(1)

Amount represents grant date fair value of 12,000 shares of restricted stock awarded to each non-employee director in 2014 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse.

(2)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(3)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, Lead Director fee, Nominating and Governance Committee Chairman fee, and fees for attending meetings of the Board. The plan recorded earnings on contributions. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 18,000 shares.

(4)	Annual retainer fee and fees for attending meetings of the Board. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 18,000 shares.

(5)

Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 18,000 shares.

(6)

Annual retainer fee and fees for attending meetings of the Audit Committee, Compensation Committee, the Nominating & Governance Committee, and of the Board, as well as Nominating and Governance Committee Chairman fees.

(7)

Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 18,000 shares.

(8)

Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mr. Weir was 18,000 shares.

(9)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and the Board. The plan recorded earnings on contributions. On December 31, 2014, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 18,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met these standards at the time of the transactions. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, General Counsel or other members of management.

In 2013, CBIZ entered the Purchase Agreement with Westbury, a company organized by CBIZ founder Michael G. DeGroote, in which CBIZ agreed to purchase from Westbury the 3.9 million Purchased Shares, in accordance with the Westbury Agreement. CBIZ agreed to pay Westbury $25.7 million for the Purchased Shares, which represented a price per share of $6.65. Following the completion of the purchase of the Purchased Shares, 3.9 million shares remained subject to the Westbury Agreement, for the remainder of its term, which expired on September 30, 2013.

A number of the businesses acquired by CBIZ are located in properties that are indirectly owned by persons employed by CBIZ, none of whom are members of the SMG. In the aggregate, CBIZ paid approximately $2.2 million, $2.1 million and $2.0 million for the years ended December 31, 2014, 2013 and 2012, respectively, under such leases which management believes were at market rates.

Rick L. Burdick, CBIZ’s Lead Director, is a partner of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”). Akin Gump performed legal work for CBIZ for which the firm received approximately $0.6 million, $0.4 million and $0.2 million from CBIZ during 2014, 2013 and 2012, respectively.

Michael H. DeGroote, a director of CBIZ, is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury, a Bermuda limited corporation which is 100 percent owned by Westbury Trust. The Westbury Agreement disqualifies Michael H. DeGroote from being considered independent until after September 30, 2016 pursuant to Section 303A.02(b)(v) of the NYSE Listed Company Manual. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2014, 2013 and 2012 were approximately $0.1 million, $0.2 million and $0.1 million, respectively.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services there under is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

CBIZ acted as guarantor for letters of credit for a CPA firm with which it has a relationship. The letters of credit totaled $1.9 million as of December 31, 2014 and 2013. CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the accompanying consolidated financial statements. Management does not expect any material changes to result from these instruments as performance is not expected to be required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2014 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following two exceptions. On March 19, 2015, a Form 4/A was filed on behalf of Chris Spurio that amended his Form 4 filed on March 18, 2014. The amount of securities beneficially owned following the reported transaction on that date omitted 49,500 restricted share awards from Mr. Spurio’s original Form 4 and also were omitted from each of the subsequent Forms 4 filed on behalf of Mr. Spurio through and including March 16, 2015. The omitted restricted share awards had been previously included in Mr. Spurio’s Form 3/A filed on January 8, 2014, and were omitted on subsequent Form 4s due to the inadvertent error of the Corporate Secretary’s office. On March 19, 2015, a Form 4/A was filed on behalf of Robert O’Byrne that amended his Form 4 filed on May 22, 2014. The amount of securities beneficially owned following the reported transaction on that date was incorrectly stated due to a typographical error, which substituted the incorrect number 39,814 for the correct number, 398,414. The incorrect substitution was due to the inadvertent error of the Corporate Secretary’s office and the service used to facilitate the filing of Section 16 reports.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2014. All outstanding awards relate to our common stock.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by stockholders	5,601,600	[1]	$7.06	11,131,286	[2]

Equity compensation plans not approved by stockholders	—		—	—

Total	5,601,600		$7.06	11,131,286

(1)	Stock option awards under the 2002 SIP and the 2014 SIP.

(2)

Includes reduction for currently issued restricted stock. Also includes 1,575,246 shares of our common stock remaining available for purchase under the ESPP during the purchase period that included December 31, 2014. After the passage of the 2014 SIP, no further new grants may be made under the 2002 SIP.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2016 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than December 8, 2015. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2016 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 21, 2016 and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2014, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6050 Oak Tree Boulevard South, Suite  500, Cleveland, Ohio 44131.

HOUSEHOLDING

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting CBIZ’s Corporate Secretary at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, phone (216) 447-9000. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2015

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2015.

Vote by Internet
• Go to www.envisionreports.com/cbiz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card - Common and Retirement Savings Plan

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2,
3, and 4.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Michael H. DeGroote	☐	☐	☐	02 - Todd J. Slotkin	☐	☐	☐	03 -Gina D. France	☐	☐	☐

	04 - Sherrill W. Hudson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.	☐	☐	☐	3.	Say on Pay—An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 020RPB	+

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2015 Annual Meeting

Park Center Plaza III

6050 Oak Tree Boulevard South, Lower Level

Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2015

Rick L. Burdick and Benaree Pratt Wiley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 15, 2015, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election as directors of Michael H. DeGroote, Todd J. Slotkin, Gina D. France, and Sherrill W. Hudson, FOR ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and FOR the executive compensation practices of the Company as disclosed in this proxy statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)